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Exhibit 10.22

SEPARATION AGREEMENT AND RELEASE

        This SEPARATION AGREEMENT AND RELEASE (this "Agreement") is entered into as of April 19, 2002 (the "Effective Date") by and between, VantageMed Corporation, a Delaware corporation (the "Company"), and James Seiler ("Seiler").

RECITALS

        A.    Seiler and the Company are parties to a Management Employment Agreement, dated as of August 6, 1999 and amended as of September 18, 2001 (the "Management Employment Agreement"), pursuant to which Seiler was employed by the Company as its Chief Executive Officer.

        B.    Seiler has agreed to voluntarily resign from his position as Chief Executive Officer of the company.

        C.    Seiler currently serves as the Chairman of the Board of Directors of VantageMed Corporation.

        D.    The Company and Seiler desire that Seiler continue to serve as the Chairman of the Board of Directors.

        E.    It is the Company's decision to provide Seiler with certain severance benefits that Seiler would not otherwise be entitled to receive upon the termination of his employment with the company.

        NOW THEREFORE, in consideration of the promises and the covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

AGREEMENT

        1.    Resignation of Employment.    Upon the execution of this Agreement by the Company, Seiler agrees to tender his resignation as the Company's Chief Executive Officer, effective immediately, which shall be documented by a letter in the form attached hereto as Exhibit A. The Company will accept this resignation and, in response to any inquiries, will assert that Seiler resigned voluntarily. The Company shall provide Seiler with a draft of any press release or public statement related to Seiler's resignation as the Company's Chief Executive Officer for Seiler's review and approval, which approval shall not be unreasonably withheld.

        2.    Membership on Board of Directors.    Seiler shall remain Chairman of the Board and a director of the Company until such time as his successor has been duly elected and qualified, his resignation, or his removal in accordance with the Company's Certificate, Bylaws, and Delaware General Corporation Law. As a director of the Company, Seiler shall be entitled to full reimbursement for all pre-approved business expenses incurred as a Board member in accordance with Company policy, as well as being allowed to participate in any board compensation plans that may be adopted by the Company, either now or in the future.

        3.    Severance Benefits.

        In exchange for the release of claims set forth in paragraph 5 and 6, and subject to the effectiveness of this Section 3 as set forth in paragraph 6 hereof, Seiler shall receive the following severance benefits:

        (a)  within eight (8) days of receipt of an executed copy of this Agreement from Seiler, the Company shall pay Seiler a single, lump sum payment of $127,000, less applicable tax withholding; and

        (b)  all unexercised stock options granted to Seiler during the term of his employment with the Company, as well as any non-qualified stock options assumed by the Company in connection with the merger of Mariner Systems, Inc. with a subsidiary of the Company (the "Assumed Options"), shall continue to vest and be exercisable in accordance with the applicable option agreement and/or with the terms of the applicable stock option plan(s) as long as Seiler remains a director of the Company. As of the Effective Date, all such options, both granted options and Assumed Options, vested and unvested, total 410,057. Any Assumed Options shall become exercisable on the date of removal in the event Seiler is removed from the Company's Board of Directors other than for Cause, as defined in the Management Employment Agreement, dated August 6, 1999 and amended September 18, 2001, and the period of exercise for such options shall continue for the greater of the maximum length of time the options are exercisable under the terms of the original option grant(s), as though the directorship of Seiler had not terminated, or 90 days after the completion of the current term which is due to expire August 1, 2004.

        4.    Miscellaneous Benefits.

        (a)  Upon Seiler's resignation date, the Company shall pay Seiler all wages and unused but accrued vacation earned through that date, and shall reimburse Seiler for all of his business expenses incurred through Seiler's resignation date, subject to appropriate documentation. The Company and Seiler agree that Seiler, in addition to any unpaid business expenses, is entitled to, and shall be paid $20,000 in back wages, and 182.5 hours of accrued but unused vacation at his final salary rate of $160,000. Said payments shall be paid to Seiler on his resignation date and subject to applicable tax withholding. Seiler understands and acknowledges that he shall be entitled to no compensation or benefits from the Company other than those expressly set forth in this Agreement.

        (b)  The Company shall maintain Seiler and his covered dependents on the Company's existing health, dental and welfare benefit plans until April 30, 2002. Thereafter Seiler agrees to timely elect to continue such health and dental coverage pursuant to the governing COBRA laws and the Company's group health and dental insurance policies. Seiler shall pay for the cost of continuing such health and dental coverage pursuant to the governing COBRA laws.

        (c)  The Company shall continue to maintain Seiler's VantageMed email account and will pay Seiler all reasonable expenses in obtaining an ISP dialup or similar internet connectivity service to allow Seiler to remotely access his VantageMed email account. The Company shall also allow Seiler to keep at all times his Company-issued laptop computer and cellular telephone, and shall pay for (i) all business-related cellular telephone charges associated with the cellular telephone up to a maximum of $150.00 per month, and (ii) internet connectivity services in the amount of $40.00 per month. All benefits provided to Seiler under this paragraph 4(c) (including, but not limited to, the Company's payment for Seiler's cellular telephone, internet connectivity, and continued access to Company email, but excluding physical possession of his laptop computer and cellular telephone) shall cease on the earlier of (i) the last day that Seiler serves as a member of the Company's Board of Directors, or (ii) the date on which Seiler commences full-time employment with another company. The Company reserves the right to terminate all benefits provided to Seiler under this paragraph 4(c) in the event that the Company determines that Seiler is abusing such privileges and/or using Company property or Company email unlawfully or in a manner that is detrimental to the Company or its business.

        5.    Mutual General Release.

        (a)  In exchange for the mutual promises made herein and the benefits described in paragraph 3 of this Agreement, Seiler, on behalf of himself and his estate, heirs, executors and personal representatives, and the Company, on behalf of itself and its predecessors, successors, assigns, agents and, in each case, all persons acting by, through, under or in concert with any of them, hereby release and discharge fully, finally and forever one another and their respective estate, heirs, executors, personal representatives, employees, officers, directors, stockholders, predecessors, successors, assigns, agents, attorneys and accountants, and all persons acting by, through, under or in concert with any of them (individually and collectively, the "Released Parties") from all claims, demands, obligations, losses, causes of action, in law or in equity, costs, expenses, suits, debts, liens, promises, damages, attorneys' fees and liabilities of any nature whatsoever, known or unknown, fixed or contingent, whether based upon contract, tort or statute which they now have or may hereafter have against the Released Parties by reason of any and all acts, omissions, events or facts occurring or existing prior to the Effective Date including, but not limited to, the following: any alleged breach of the Management Employment Agreement, as amended on September 18, 2001, or any other agreement or policy to which the Company is a party; any alleged breach of any covenant of good faith and fair dealing, express or implied; any alleged torts or other alleged legal restrictions relating to Seiler's employment and the termination thereof; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, as amended; the Equal Pay Act, as amended; the Age Discrimination in Employment Act, as amended; the Americans With Disabilities Act, as amended; the Employee Retirement Income Security Act, as amended; the Older Workers Benefit Protection Act of 1990; the California Fair Employment and Housing Act, as amended; the California Labor Code, as amended; and/or any other local, state, or federal law governing discrimination in employment and/or the payment of wages and benefits, or any matters arising out of, or relating to, Seiler's employment relationship with the Company (collectively, the "Released Matters"). Notwithstanding the foregoing, (a) the Released Matters shall not include, and nothing herein shall affect, any claim arising from or relating to any breach by a Released Party of the terms of this Agreement and (b) nothing in this Agreement shall release the Company from any of its indemnification obligations to Seiler pursuant to contract, the Company's by-laws, or statutory or common law.

        (b)  The parties agree that they shall not in any way on their own behalf or for any other person or entity, cause, support or assist in the investigation, maintenance or pursuit of any action of any nature which has been, might have been or might be asserted by any person or entity against the Released Parties in connection with the Released Matters. This paragraph 5(b) may be pleaded as a complete defense to, and may be used as an injunction against bringing, any claims released hereunder.

        (c)  This Agreement is intended to cover all claims or possible claims arising out of or relating to the Released Matters, whether the same are known, unknown or hereafter discovered or ascertained. THE PARTIES HEREIN ACKNOWLEDGE THAT THEY HAVE BEEN ADVISED OF AND ARE FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

        "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

        BEING AWARE OF SAID CODE SECTION, THE PARTIES HEREBY EXPRESSLY WAIVE ANY RIGHTS THEY MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OR SIMILAR EFFECT.

        6.    Acknowledgement of Waiver of Claims under ADEA.    Seiler acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that the waiver and release is knowing and voluntary. Seiler and the Company agree that the waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date. Seiler acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Seiler was already entitled. Seiler further acknowledges that he has been advised by the Company in writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has 21 days within which to consider paragraph 6 of this Agreement;

(c) he has seven days following his execution of this Agreement to revoke paragraph 5 of this Agreement (the "Revocation Period"); and (d) paragraphs 3 and 5 of this Agreement shall not be effective until the Revocation Period has expired and Seiler has not revoked those sections during the Revocation Period. Seiler acknowledges and agrees that all other provisions of this Agreement shall remain in full force and effect notwithstanding any subsequent revocation of paragraph 5 by Seiler.

        7.    Confidential Information; Covenant Not to Compete and Not to Solicit.    Seiler acknowledges that he shall remain bound by the provisions of Section 6 ("Non-Competition") of the Management Employment Agreement and Section 2 of the Agreement Not To Compete, notwithstanding the time periods stated therein, until such time as he is no longer serving as a director of the Company. Seiler further acknowledges that he shall remain bound by the provisions of Section 7 ("Non-Raid") of the Management Employment Agreement for a period of one year after the Effective Date.

        8.    Indemnification; Representation.    The Company confirms that Seiler shall continue to be entitled to indemnification pursuant to and upon the terms and conditions of the Company's bylaws and the Indemnity Agreement (the "Indemnity Agreement") by and between the Company and Seiler for actions, suits and proceedings by reason of the fact that he was an employee, officer and director of the Company upon the terms and subject to the conditions set forth therein. The Company shall continue Seiler as an insured under all applicable directors and officers liability insurance policies that have been purchased, or will be purchased, through the last day that Seiler serves as a member of the Company's Board of Directors.

        9.    Severability.    The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or the enforceability of any other provision.

        10.    Right To Advice of Counsel.    Seiler acknowledges that he has the right, and is encouraged, to consult with his lawyer; by his signature below Seiler acknowledges that he has consulted with his lawyer concerning this Agreement.

        11.    Non-Disparagement.    Seiler and the Company agree to refrain from any disparagement, criticism, defamation, slander, or tortious interference with the contracts and relationships of one another. The Company further agrees to use its best efforts to cause its officers, directors and principal stockholders to refrain from any disparagement, criticism, defamation, slander, or tortious interference with the contracts and relationships of Seiler.

        12.    Voluntary Agreement.    Seiler represents that he has thoroughly read and considered all aspects of this Agreement, that he understands all of its provisions, and that he is voluntarily entering into this Agreement.

        13.    Entire Agreement.    This Agreement, the Indemnity Agreement, the Agreement Not To Compete, the provisions of the Management Employment Agreement between Seiler and the Company referenced in paragraph 7 of this Agreement, the Company's stock option plans, assumed option plans, and option agreements with Seiler, together with all of the exhibits hereto and thereto, set forth the entire agreement written between Seiler and the Company and supersede any and all prior oral or agreements or understandings between Seiler and the Company concerning the subject matter hereof and thereof.

        14.    Amendment.    This Agreement may not be altered, amended or modified except by a further written document signed by Seiler and an authorized representative of the Company.

        15.    Further Assurances.    The parties agrees to execute and deliver such further documents, certificates or agreements and to perform such further actions as may be reasonably necessary to carry out the terms of this Agreement.

        16.    Remedies.    The parties agree that money damages would not be a sufficient remedy for any breach or threatened breach of this Agreement by any party and that the non-breaching party shall be entitled to equitable relief, including injunction and specific performance, as a remedy for such breach or threatened breach. Such remedies shall not be deemed be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

        17.    Counterparts.    This Agreement may be executed in two or more counterparts, which, when taken together, shall constitute the whole of the Agreement between the parties hereto.

        18.    Governing Law.    This Agreement shall be construed in accordance with the laws of the State of California, without regard to conflicts of law principles of such state.

        19.    Legal Expenses.    The prevailing party in any legal action brought by one party against the other and arising out of this Agreement shall be entitled, in addition to any other rights and remedies that such prevailing party may have, to reimbursement for expenses incurred by such prevailing party, including court costs and reasonable attorney fees.

        20.    Arbitration.    Should any dispute arise relating to the meaning, interpretation or application of this Agreement, such dispute shall be settled in Santa Clara County, California, before JAMS in accordance with any applicable JAMS arbitration rules for settling employment and commercial disputes.

        IN WITNESS WHEREOF, the parties execute this Separation Agreement and Release as of the date first written above.

DATE:		VANTAGEMED CORPORATION

		By:	/s/ RICHARD M. BROOKS
			Name:	Richard M. Brooks
			Title:	Director
DATE:	19APR02	/s/ JAMES SEILER
James Seiler, an individual

Exhibit A

Board of Directors
VantageMed Corporation
3017 Kilgore Road, Suite 195
Rancho Cordova, CA 95670

Gentlemen:

        Effective immediately, I hereby resign as Chief Executive Officer of VantageMed Corporation.

DATE: April 19, 2002	/s/ JAMES SEILER
James Seiler

QuickLinks

  Exhibit 10.22
SEPARATION AGREEMENT AND RELEASE
RECITALS
AGREEMENT
Exhibit A